FOR FURTHER INFORMATION:

Exhibit 99.19

At Bedford Property Investors:

Peter B. Bedford

Stephen M. Silla

Chairman of the Board and

Senior Vice President

Chief Executive Officer

(925) 283-8910

FOR IMMEDIATE RELEASE

BEDFORD PROPERTY INVESTORS

ANNOUNCES A $11 MILLION LAS VEGAS ACQUISITION

LAFAYETTE, CA—August 21, 2003—Bedford Property Investors, Inc. (NYSE:BED) announced today the acquisition of a 98,324 square-foot service flex complex in Las Vegas, Nevada for $10,955,000 or approximately $111 per square-foot.  The property was shell complete in 2002 and is therefore still in the initial lease up phase.  The two-building complex is currently 87% leased to 20 tenants and is projected to generate a first year cash yield in excess of 9.2%.  The buildings are located in the Las Vegas Airport submarket at 5720 to 5740 South Arville Street.

This acquisition is located approximately 1.5 miles west of the McCarran International Airport in Las Vegas and represents the Company's first operating property in the Las Vegas area.   "We have been looking at the Las Vegas market for some time and have found a well located recently developed flex product that fits our portfolio quite well," said Peter B. Bedford, Chief Executive Officer and Chairman of the Board of Bedford Property Investors, Inc.  "The Las Vegas market has been experiencing strong growth in all sectors of the real estate market for the last ten to fifteen years, and we believe that the demographics are such that it will continue to grow."

Bedford Property Investors is a self-administered equity real estate investment trust with investments in suburban office buildings and industrial properties concentrated in the western United States.  It is traded on the New York Stock Exchange and the Pacific Exchange under the symbol “BED” and its web site is www.bedfordproperty.com.

Please note:  This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things, the company’s current expectations concerning the first year cash yield from the newly acquired property and the high growth potential of the property.  These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to be materially different from those expressed, expected or implied by the forward-looking statements.  The risks and uncertainties that could cause our actual results to differ from management’s estimates and expectations are contained in the company’s filings with the Securities and Exchange Commission, including its 2002 Annual Report on Form 10-K, its most recent Quarterly Report on Form

10-Q and its current report on Form 8-K filed with the Commission on August 5, 2003. The company does not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.

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